Exhibit 21
SUBSIDIARIES OF REGISTRANT
The registrant is IKON Office Solutions, Inc., an Ohio corporation, which has no parent. The following sets forth information with respect to IKON Office Solutions, Inc.’s subsidiaries as of September 30, 2007.

State or other
jurisdiction of
	% Voting Securities	Incorporation or
Subsidiary	Owned (by whom)	organization
IKON Document Services Limited (Ireland)	100% IKON	Ireland
IKON Office Solutions A/S (Denmark) (IOSD)	100% IKON	Denmark
IKON Office Solutions AB	100% IOSD	Sweden
IKON Office Solutions Group PLC (IOSG)	100% IKON	United Kingdom
IKON Office Solutions Europe PLC (IOSE)	100% IOSG	United Kingdom
IKON Office Solutions PLC (IOSPLC)	100% IOSE	United Kingdom
IKON Capital PLC	100% IOSPLC	United Kingdom
IKON Office Solutions Holding GmbH (IOSH)	100% IOSE	Germany
IKON Office Solutions GmbH Hamburg	100% IOSH	Germany
IKON Office Solutions GmbH Leipzig	70% IOSH/30% Uwe Paul	Germany
IKON Leasing GmbH	100% IOSH	Germany
IKON Office Solutions Italia S.r.l.	100% IOSE	Italy
IKON Office Solutions Netherlands B.V.	100% IOSE	Netherlands
IKON Office Solutions Spain SLU	100% IOSE	Spain
IKON Office Solutions, SARL	100% IOSE	Switzerland
INA North America Holdings, Inc. (INA)	100% IKON	Delaware
IKON Baja, S.A. de C.V.	99.5%INA/.5% IKON	Mexico
IKON Office Solutions Mexico, S.A. de C.V.	99.99%INA/0.01% IKON	Mexico
IKON Office Solutions, Inc. (Canada) (IOS-Canada)	100% INA	Canada
IKON Office Solutions Dublin Limited	100% IOS-Canada	United Kingdom
IKON Office Solutions (Holdings) France S.A.S. (IOSHF)	100% IKON	France
IKON Office Solutions France S.A.S.	100% IOSHF	France
Upshur Coals Corporation	100% IKON	West Virginia